Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE1

Monthly Period	September 1, 2004 - September 30, 2004
Payment Date	10/25/04

Aggregate Amount Collected for the Collection Period
	Interest	$2,030,244.53
	Principal Collections	$27,257,072.57
	Substition Amounts	$—
	Aggregate Subsitution Amounts	$—
Application of Collected Amounts
			Factor per Thousand
Applied in the following order of priority:
(i)	Enhancer Premium		$87,774.54
(ii)	Noteholder’s Interest		$1,131,560.07	1.191115866
(iii)	Principal Collections to Funding Account		$—
(iv)	Excess Spread (during Revolving)		$—
(v)	Excess Spread (during AP)		$810,909.92
(vi)	Additional Balance Increase from Excess Spread (during MAP)		$—
(vii)	Noteholder’s Principal Distribution		$14,214,497.04	14.96262846
(viii)	Enhancer for Prior Draws		$—
(ix)	Liquidation Loss Amount		$—
(x)	Enhancer		$—
(xi)	Interest Shortfalls		$—
(xii)	Indenture Trustee		$—
(xiii)	Certificates		$810,909.92
Balances
			Factors per Original
	Beginning Note Balance		$658,309,027.31	0.69296
	Ending Note Balance		$644,094,530.27	0.67799
		Change	$14,214,497.04	0.01496
	Beginning Excluded Amount		$—
	Ending Excluded Amount		$—
		Change	$—
	Beginning Pool Balance		$673,117,744.11	0.70854
	Ending Pool Balance		$658,903,247.07	0.69358
		Change	$14,214,497.04	0.01496
	Beginning Principal Balance		$673,117,744.11	0.77363
	Ending Principal Balance		$658,903,247.07	0.75729
		Change	$14,214,497.04	0.01634
	Additional Draws		$13,096,925.91
	Beginning Additional Balance		$—
	Additional Balance Increase (Draws less Payments less Funding)		$—
	Ending Additional Balance Increase Amount		$—

Delinquencies
	#		$
Two statement cycle dates:		21		$1,156,334.39
Three statement cycle dates:		15		$1,091,177.95
Four statement cycle dates:		7		$686,616.44
Five statement cycle dates:		1		$44,435.25
Six statement cycle dates:		3		$153,296.91
Seven + statement cycle dates:		3		$155,604.74
Foreclosures (included in aging above)		10		$574,266.10
REO		—		$—
Liquidation Loss Amount		4		$55,246.02
Aggregate Liquidation Loss Amount				$863,792.68	0.0909%
Other Information
Gross WAC for Collection Period				4.592%
Net WAC Rate for Collection Period				3.938%
Mortgage Loans Repurchased ( # / $ )		0		$—
Beginning Pre-funding Account Balance				$—
Beginning Funding Account Balance				$—
Beginning Captialized Interest Account Balance				$—
Ending Pre-funding Account Balance				$—
Ending Capitalized Interest Account Balance				$—
Ending Funding Account Balance				$—
Overcollateralization Amount (Beginning)				$14,808,716.80
Overcollateralization Target				$14,558,901.65
Overcollateralization Amount (Ending)				$14,808,716.80
Certificate Balance				$—
Gross CPR (1 mo. Annualized)				39.168%
Net CPR (1 mo. Annualized)				22.595%
Draw Rate (1 mo. Annualized)				21.005%
WAM				189.41
AGE				43.36
Allocation of Collected Funds
Interest Collections
Total Collected				$(2,365,060.64)
Servicing Fee				$280,465.73
Enhancer Premium				$87,774.54
Additional Balance Interest				$—
Noteholders Interest				$1,131,560.07
Liquidations				$54,350.38
Excess Interest				$810,909.92
Net				$—
Interest Shortfall				$—
Principal Collections
Total Collected				$(27,257,072.57)
Noteholders Principal				$14,214,497.04
Add’l Balance Increase				$—
Net Draws				$13,096,925.91
Funding Account				$—
Net				$54,350.38
Previous Funding				$—
Liquidations				$(54,350.38)
Difference				$(0.00)
Deficiency Amount				$(0.00)

Wachovia Bank, National Association as Servicer